NEWS RELEASE T. ROWE PRICE NAMES CÉLINE DUFÉTEL VICE PRESIDENT AND NEXT CHIEF FINANCIAL OFFICER Neuberger Berman Managing Director and Former McKinsey & Company Partner to Become CFO and Succeed Ken Moreland in Q1 2018 Baltimore: August 22, 2017 NEWS T. Rowe Price Group (NASDAQ-GS: TROW) announced today that Céline Dufétel will join the firm as vice president by December of this year and assume the roles of chief financial officer (CFO) and treasurer in the first quarter of 2018. Céline, who will join T. Rowe Price from Neuberger Berman, previously served as partner and head of the North American Asset Management practice at McKinsey & Company. She will succeed Ken Moreland, who will continue as CFO until no later than the filing of the Form 10-K for the 2017 fiscal year in February 2018. Ken will then retire after nearly 14 years of service to the firm. As CFO, Céline will provide global leadership and oversight for all financial activities of the firm, as well as manage the various functions within the CFO Group, including Finance, Treasury, Risk, Audit, Corporate Real Estate & Facilities, and Business Services. She also will assume responsibility for the Corporate Strategy team and lead the firm’s relationships with analysts and T. Rowe Price Group stockholders. Céline will report to T. Rowe Price President and CEO Bill Stromberg and be based at the firm’s corporate headquarters in Baltimore. QUOTES William J. Stromberg, President and CEO, T. Rowe Price “Céline will be a great addition to our management team. She is a dynamic and strategic leader with deep asset management expertise and has a proven track record working with leading global financial institutions to drive accelerated growth, enhance organizational capabilities, and increase profitability. Céline’s background in the strategic, financial, and operational aspects of our industry is further complemented by her extensive engagement with finance teams and broad experience with financial planning and analysis.” “Ken Moreland continues to serve as our CFO with distinction. He is a highly effective leader, helping the firm navigate an increasingly complex industry environment with rigorous financial discipline. We remain grateful for his leadership and professionalism and his commitment to the firm, our associates, stockholders, and the community. We thank him for dedication through this period of transition.”

Céline Dufétel “T. Rowe Price is one of the most admired asset management firms in the industry, and this reputation is well deserved. I look forward to working with firm leadership and the experienced and talented professionals in the CFO Group to further strengthen the firm’s competitive position while driving growth and profitability.” ABOUT CÉLINE DUFÉTEL Céline began her professional career with McKinsey & Company in 2004 and served in a variety of operations, strategy, and consulting roles in their New York and Paris offices. She was named a partner with the firm in 2010 and, as head of the North American Asset Management practice, led their engagement with C-suite leadership across the industry. She also founded McKinsey’s Retirement Leaders Roundtable (a community of 40 financial services senior executives) and authored numerous white papers on the dynamics and evolving business strategies of the financial services industry, including retirement reform. In 2014, Céline joined Neuberger Berman, a private, independent, employee-owned investment manager, as global head of Client Service. She currently serves as a managing director and that firm’s global head of Marketing and Client Service, providing worldwide oversight of the company’s successful efforts to engage and serve clients. A native of France, Céline spent part of her childhood in Bethesda, MD, returning to Paris to earn her bachelor’s and master’s degrees in applied mathematics and economics from École Polytechnique. She also served as navigation officer in the French Navy aboard an oil tanker while in college. Céline returned to the United States in 2003 and received her master’s degree in finance from Princeton University in 2004. She is a Board and Executive Committee member of CityHarvest in New York. ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com), is a global investment management organization with $927 billion in assets under management as of July 31, 2017. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### CONTACTS: Public Relations Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Briana Wessell 410-577-8025 briana_wessell@troweprice.com Investor Relations Teresa Whitaker 410-345-6586 teresa_whitaker@troweprice.com